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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Rosberg, Gerald M.
________________________________________________________________________________
   (Last)                           (First)             (Middle)

    1150 15th Street, N.W.
________________________________________________________________________________
                                    (Street)

    Washington, D.C.  20071
________________________________________________________________________________
   (City)                           (State)              (Zip)

     The Washington Post Company, WPO
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     N/A
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


_______________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     The Washington Post Company - WPO
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          Vice President, Planning and Development
================================================================================
6.   If Amendment, Date of Original (Month/Year)

     September 19, 2000
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Beneficially Owned
================================================================================



                                      2.            3.              4.
                                      Amount of     Ownership       Nature of
                                      Securities    Form: Direct    Indirect
1.                                    Beneficially  (D) or          Beneficial
Title of Security                     Owned         Indirect (I)    Ownership
(Instr. 4)                            (Instr. 4)    (Instr. 5)      (Instr. 5)
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

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Class B Common Stock			225		D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).


                                                                          (Over)
                                                                  SEC 1473(7-96)


FORM 3 (continued)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                              5.
				      3.                                      Owner-
                                      Title and Amount                        ship           6.
                    2.                of Securities              4.           Form of        Nature
                    Date              Underlying                 Conver-      Deriv-         of
                    Exercisable and   Derivative                 sion or      ative          Indirect
                    Expiration Date   Security                   Exercise     Secur-         Bene-
1.                  (Month/Day/Year)  (Instr. 4)                 Price        ity:           ficial
Title of            ----------------  -------------------------  of           Direct (D)     Owner-
Derivative          Date     Expira-  Title    Amount or Number  Deri-        or             ship
Security            Exer-    tion              of                vative       Indirect (I)   (Instr.
(Instr. 4)          cisable  Date              Shares            Security     (Instr.5)      5)
------------------------------------------------------------------------------------------------------------------------------------


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Option (right to buy)*	12/11/00	12/11/06	Class B Common Stock	1,000	$343.938	D
------------------------------------------------------------------------------------------------------------------------------------
Option (right to buy)*	12/11/00	12/11/08	Class B Common Stock	1,000	$517.25		D
------------------------------------------------------------------------------------------------------------------------------------
Option (right to buy)*	03/01/01	03/01/09	Class B Common Stock	500	$548.00		D
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Option (right to buy)*	12/20/00	12/20/09	Class B Common Stock	1,500	$543.00		D
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====================================================================================================================================

Explanation of Responses:


*Employee stock option granted pursuant to The Washington
Post Company Stock Option Plan.



	s/Gerald M. Rosberg            			  July 29, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
	Gerald M. Rosberg

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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